Exhibit 99.1

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

December 4, 2019

The Board of Directors

Menlo Therapeutics Inc.

200 Cardinal Way, 2nd Floor

Redwood City, CA 94063

Re:	Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated November 10, 2019 (the “Opinion”) to the Board of Directors of Menlo Therapeutics Inc. (“Menlo”) as Annex D to the joint proxy statement/prospectus that is being filed promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed merger involving Menlo and Foamix Pharmaceuticals Ltd. (“Foamix”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Menlo (the “Registration Statement”) that is being filed promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Menlo.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, GUGGENHEIM SECURITIES, LLC

By:	/s/ Jason Truman
Jason Truman
Senior Managing Director